Exhibit 10.01

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of September 16, 2018 by and among Symantec Corporation, a Delaware corporation (the “Company”), and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date of this Agreement, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act (as defined below)) interest in the common stock, par value $0.01 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 36,000,796 shares (the “Shares”), or approximately 5.8% of the shares of Common Stock issued and outstanding on the date of this Agreement (“Starboard’s Ownership”);

WHEREAS, Starboard submitted a letter to the Company on July 5, 2018 (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Company’s board of directors (the “Board”) at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”); and

WHEREAS, as of the date of this Agreement, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1. Board Appointments and Related Agreements.

(a) Board Appointments and Replacement Rights.

(i) The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint to the Board each of Peter A. Feld (the “Starboard Appointee”) and Dale L. Fuller (the “Initial Independent Appointee” and, together with the Starboard Appointee, the “Initial Appointees”) as directors of the Company. The Initial Appointees shall stand for election to the Board at the 2018 Annual Meeting together with the Company’s other nominees. Prior to the date of this Agreement, the Initial Appointees have submitted to the Company a fully completed copy of the Company’s standard director & officer questionnaire (the “D&O Questionnaire”) and, to the extent reasonably requested by the Company, the other Director Onboarding Documentation (as defined below).

(ii) The Company agrees that (A) the Board shall nominate the following individuals, and only the following individuals, for election to the Board at the 2018 Annual Meeting for terms expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and subject to their consent to serve: (x) the Initial Appointees (including any Starboard Replacement Director (as defined below)); (y) Greg Clark, Frank E. Dangeard, Kenneth Hao, David Humphrey, David L. Mahoney, Anita M. Sands, Daniel H. Schulman, V. Paul Unruh and Suzanne M. Vautrinot (collectively, the “Continuing Directors”) and (z) if applicable and required by Section 1(a)(v) and/or Section 1(a)(vi) below, the Additional Independent Appointee (as defined below) and the Mutual Independent Appointee (as defined below), and (B) the Company shall recommend, support and solicit proxies for the Initial Appointees (and if applicable, the Additional Independent Appointee and the Mutual Independent Appointee) at the 2018 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Continuing Directors. The Company shall use its reasonable best efforts to schedule and hold the 2018 Annual Meeting as promptly as reasonably practicable upon finalizing and filing its financial statements with the U.S. Securities and Exchange Commission (the “SEC”).

(iii) The Company agrees that, no later than thirty (30) days following the 2018 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions to appoint (A) Richard S. Hill (the “Additional Independent Appointee” and, together with the Initial Independent Appointee, each an “Independent Appointee” and, together with the Initial Appointees, the “New Appointees” and each a “New Appointee”) to the Board as a director of the Company and (B) one (1) additional independent director (the “Mutual Independent Appointee”) to be selected by the Board from a mutually agreed-upon list of three (3) to five (5) Mutual Independent Appointee candidates (the “Mutual Independent Appointee List”).

(iv) During the period commencing with the date of this Agreement through the expiration of the Standstill Period (as defined below), the Board and all applicable committees of the Board shall take all necessary actions so that the size of the Board is no more than thirteen (13) directors, unless Starboard consents in writing to any proposal to increase the size of the Board or stockholders of the Company take such actions to increase the size of the Board.

(v) In the event that the 2018 Annual Meeting is not held by December 4, 2018, then the Board and all applicable committees of the Board shall take all necessary actions to (A) accept the resignation tendered by Robert S. Miller, who the Company hereby represents has submitted, or shall no later than the date hereof submit, an irrevocable letter of resignation to the Board pursuant to which he shall immediately resign from the Board and all applicable committees thereof effective immediately prior to the appointment of his successor to the Board pursuant to this Section 1(a)(v), and (B) immediately appoint to the Board Mr. Hill as the Additional Independent Appointee. If appointed to the Board pursuant to this Section 1(a)(v), (x) the Company shall nominate the Additional Independent Appointee to stand for election to the Board at the 2018 Annual Meeting, together with the Initial Appointees and the Continuing Directors, and (y) the Company will recommend, support and solicit proxies for the election of the Additional Independent Appointee at the 2018 Annual Meeting in the same manner as it recommends, supports and solicits proxies for the election of all of the Company’s other nominees at the 2018 Annual Meeting.

(vi) In the event that the 2018 Annual Meeting is not held by January 4, 2019, then the Board and all applicable committees of the Board shall take all necessary actions to (i) accept the resignation tendered by Geraldine B. Laybourne, who the Company hereby represents has submitted, or shall no later than the date hereof submit, an irrevocable letter of resignation to the Board pursuant to which she shall immediately resign from the Board and all applicable committees thereof effective immediately prior to the appointment of her successor to the Board pursuant to this Section 1(a)(vi), and (ii) immediately appoint to the Board the Mutual Independent Appointee, who shall be designated by Starboard, in its sole discretion, from the Mutual Independent Appointee List. If appointed to the Board pursuant to this Section 1(a)(vi), (x) the Company shall nominate the Mutual Independent Appointee to stand for election to the Board at the 2018 Annual Meeting, together with the New Appointees and the Continuing Directors, and (y) the Company will recommend, support and solicit proxies for the election of the Mutual Independent Appointee at the 2018 Annual Meeting in the same manner as it recommends, supports and solicits proxies for the election of all of the Company’s other nominees at the 2018 Annual Meeting.

(vii) If any New Appointee (or any Starboard Replacement Director) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period, and at such time and at all times since the date of this Agreement, Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) at least the lesser of 3.0% of the Company’s then outstanding shares of Common Stock and 18,952,038 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a substitute person for appointment to the Board in accordance with this Section 1(a)(vii) (any such replacement nominee shall be referred to as a “Starboard Replacement Director,” and upon becoming a Starboard Replacement Director, such person shall be deemed a New Appointee for purposes of this Agreement). Any Starboard Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to Nasdaq Stock Market listing standards, (C) have the relevant financial and business experience to be a director of the Company, (D) satisfy the requirements set forth in the Company Policies (as defined below), in each case as in effect as of the date of this Agreement or such additional or amended guidelines and policies approved by the Board that are applicable to all directors of the Company, and (E) in the case of a Starboard Replacement Director who is replacing an Independent Appointee (or any replacement thereof), be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard, but any employee, director or affiliate of Starboard (whether past or present) would not be deemed independent of Starboard), and not be a party to an Unpermitted Compensation Arrangement (as defined below) (collectively clauses (A) through (E), the “Director Criteria”). Any Starboard Replacement Director who is replacing Mr. Feld as the Starboard Appointee (or any replacement thereof) and who is a partner or senior employee of Starboard that has relevant business and financial experience will be approved and appointed to the Board no later than (5) five business days following the submission of the D&O Questionnaire, so long as such Starboard Replacement Director qualifies as “independent” pursuant to the Nasdaq Stock Market listing standards and satisfies clause (D) in the preceding sentence (as determined in good faith by the Nominating Committee (as defined below)). The Nominating and Governance Committee of the Board (the

“Nominating Committee”) shall use its reasonable best efforts to make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether any other such Starboard Replacement Director (other than any Starboard Replacement Director who is a partner or senior employee of Starboard, who is covered by the prior sentence) meets the foregoing criteria within five (5) business days after (x) such nominee has submitted to the Company the D&O Questionnaire and other Director Onboarding Documentation and (y) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(vii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating Committee does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described in this Section 1(a)(vii). Upon the recommendation of a Starboard Replacement Director nominee by the Nominating Committee, the Board shall use reasonable best efforts to vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) business days after the Nominating Committee recommendation of such Starboard Replacement Director; provided, however, that if the Board does not elect such Starboard Replacement Director to the Board pursuant to this Section 1(a)(vii), the Parties shall continue to follow the procedures of this Section 1(a)(vii) until a Starboard Replacement Director is elected to the Board. Subject to Nasdaq rules and applicable law, upon a Starboard Replacement Director’s appointment to the Board pursuant to Section 1(a)(vii), the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to Nasdaq rules and applicable law, until such time as any Starboard Replacement Director is appointed to any applicable committee, one of the other New Appointees (as designated by Starboard with respect to any Starboard Replacement Director) will serve as an interim member of such applicable committee. Any Starboard Replacement Director designated pursuant to this Section 1(a)(vii) to replace any New Appointee or a Starboard Replacement Director prior to the mailing of the Company’s definitive proxy statement for the 2018 Annual Meeting, shall stand for election at the 2018 Annual Meeting together with the Company’s other nominees.

(viii) If the Mutual Independent Appointee (or any Mutual Independent Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (any such replacement nominee shall be referred to as a “Mutual Independent Replacement Director”) and at such time and at all times since the date of this Agreement, Starboard’s Ownership meets the Minimum Ownership Threshold, the Board and all applicable committees of the Board shall take all necessary actions to select and appoint one (1) candidate to the Board from the Mutual Independent Appointee List (as may be supplemented from time to time by mutual agreement of Starboard and the Company); provided, however, in the event that Starboard initially designated the Mutual Independent Appointee pursuant to Section 1(a)(vi) then Starboard shall be entitled to designate a replacement candidate from the Mutual Independent Appointee List. Such Mutual Independent Replacement Director shall be promptly appointed to the Board subject to satisfaction of the Director Criteria and delivery of the Director Onboarding Documentation.

(ix) During the period commencing with the date of this Agreement through the date that Mr. Hill is appointed to the Board as the Additional Independent Appointee (the “Observer Period”), Mr. Hill shall be an observer to the Board (the “Observer”) who shall receive copies of all documents distributed to the Board during the Observer Period, including notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board contemporaneous with their distribution to the Board. The Observer shall be permitted to attend and reasonably participate, but not vote, at all meetings of the Board during the Observer Period (whether such meetings are held in person, telephonically or otherwise). Notwithstanding the foregoing, the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if, and only to the extent that, the Board determines reasonably and in good faith that such exclusion is necessary (including, without limitation, to preserve the attorney-client privilege, or avoid a conflict of interest). As a condition to serving as an Observer, the Observer shall deliver to the Company (A) a written representation that such person will comply with all Company Policies and (B) an executed confidentiality agreement in a form provided by the Company and to be agreed between the Parties.

(b) Board Committees.

(i) Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Feld to the Nominating Committee and the Compensation and Leadership Development Committee (the “Compensation Committee”).

(ii) Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Fuller to the Nominating Committee.

(iii) Upon Mr. Hill’s appointment to the Board as the Additional Independent Appointee, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Hill to the Audit Committee.

(iv) During the Standstill Period, each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) New Appointee, provided that each such New Appointee satisfies any Nasdaq Stock Market listing standards and legal requirements for service on any such committee with respect to financial expertise and independence.

(v) The Board shall give each New Appointee the same due consideration for membership to any committee of the Board as any other independent director.

(c) Additional Agreements.

(i) Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) Starboard on behalf of itself and its controlled Affiliates and Associates hereby irrevocably withdraws its Nomination Letter and any related materials or notices submitted to the Company in connection therewith. Upon execution of this Agreement, Starboard hereby agrees that, except as provided herein, Starboard will not, and that it will not permit any of its controlled Affiliates or Associates to, (A) nominate or recommend for nomination any person for election to the Board at the 2018 Annual Meeting, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, directly or indirectly or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2018 Annual Meeting, directly or indirectly. Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(c)(ii).

(iii) Starboard shall appear in person or by proxy at the 2018 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2018 Annual Meeting (A) in favor of all of the Company’s nominees, including the Continuing Directors, the Initial Appointees, the Additional Independent Appointee, if applicable, and the Mutual Independent Appointee, if applicable (to the extent nominated in compliance with this Agreement), (B) in favor of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal presented at the 2018 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (ISS) or Glass Lewis & Co., LLC (Glass Lewis) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2018 Annual Meeting (other than proposals relating to the election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(iv) Starboard acknowledges that, prior to the date of this Agreement, each New Appointee is required to submit to the Company a fully completed copy of the D&O Questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members, including (1) having provided all information reasonably requested by the Company that is required to be disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company and (2) having provided information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company (the materials described in this sentence, the “Director Onboarding Documentation”). Any Starboard Replacement Director shall also promptly (but in any event prior to being appointed to the Board in accordance with this Agreement) submit to the Company a fully completed copy of the D&O Questionnaire and other Director Onboarding

Documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members. The Parties acknowledge and agree that each of the New Appointees and the Mutual Independent Appointee (and any Starboard Replacement Director or Mutual Independent Replacement Director), upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors on the Board (collectively, “Company Policies”) and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

(v) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the appointment of each New Appointee and the Mutual Independent Appointee, to determine, in connection with his or her initial appointment as a director and nomination by the Company at the 2018 Annual Meeting, as applicable, that each such New Appointee and the Mutual Independent Appointee is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control”, “Change of Control” (or any similar term) under Company incentive plans, options plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures or any other related plans or agreements that refer to any such plan or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under certain incentive plans, options plans, employment agreements, loan agreements or indentures of the Company, including, without limitation, any retention plan, severance plan, or change-in-control severance plan.

(vi) The Company agrees that senior management will hold operating review meetings on a monthly basis to which all members of the Board (including the New Appointees) will be invited to participate.

(vii) As a condition to the Starboard Appointee’s appointment to the Board, Starboard hereby represents that the Starboard Appointee has submitted, or shall no later than the date hereof submit, an irrevocable resignation letter pursuant to which the Starboard Appointee shall resign from the Board and all applicable committees thereof effective automatically and immediately if Starboard fails to satisfy the Minimum Ownership Threshold at any time after the date of this Agreement. With respect to any Starboard Replacement Director that is a senior employee or partner of Starboard who replaces the Starboard Appointee (including successive Starboard Replacement Directors), as a condition to such Starboard Replacement Director’s appointment to the Board, Starboard shall cause such Starboard Replacement Director to deliver to the Company an irrevocable resignation letter pursuant to which such Starboard Replacement Director shall resign from the Board and all applicable committees thereof effective automatically and immediately if Starboard fails to satisfy the Minimum Ownership Threshold at any time following the date of such person’s appointment to the Board. Starboard shall promptly (and in any event within five business days) inform the Company in writing if Starboard fails to satisfy the Minimum Ownership Threshold at any time.

(viii) Starboard agrees that the Board or any committee thereof, in the exercise of its duties, may recuse the Starboard Appointee (or the Starboard Replacement Director who is a partner or senior employee of Starboard) from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (A) the ownership of Shares by Starboard, (B) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement with respect to Starboard, (C) any action taken in response to actions taken or proposed by Starboard or its Affiliates with respect to the Company or (D) any proposed transaction between the Company and Starboard or its Affiliates.

(ix) From the date of this Agreement until each New Appointee is appointed to the Board, the Company and the Board shall not take any actions to amend, or seek to amend, the Company’s governance structure, including through amendments to the Company’s Certificate of Incorporation and/or Bylaws, in a way that undermines or conflicts with the arrangements contemplated hereby.

2. Standstill Provisions.

(a) Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2019 Annual Meeting pursuant to the Company’s Bylaws or (y) the date that is ninety (90) days prior to the first anniversary of the 2018 Annual Meeting (the “Standstill Period”), neither it nor any of its controlled Affiliates or Associates will, and it will cause each of its controlled Affiliates and Associates not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv) seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the appointment, election or removal of any directors; provided, however, that nothing in this

Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any written consent of stockholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender or exchange offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard (or its Affiliates) and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender or exchange offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders or act by written consent;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii) seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders or consent solicitation, except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote the shares of Common Stock that it beneficially owns as it determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.

(c) Nothing in this Agreement shall be deemed to limit the exercise in good faith by a New Appointee or the Mutual Independent Appointee of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s obligations under this Agreement.

3. Representations and Warranties of the Company. The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming the due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4. Representations and Warranties of Starboard. Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming the due execution by each counterparty hereto, constitutes a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard’s Ownership is 36,000,796 shares of Common Stock, including 11,499,000 shares underlying certain forward purchase contracts exercisable within sixty (60) days hereof, (f) as of the date of this Agreement, and other than as disclosed herein or in the Schedule 13D filed by Starboard with the SEC (the “Schedule 13D”), Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (g) the Independent Appointees are independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of directors of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard), and is not, and has never been, an employee, director or affiliate of Starboard and (h) as of the date of this Agreement, it has not (except as disclosed in the Nomination Notice), and will not, directly or indirectly, compensate or agree to compensate the New Appointees for their service as a director of Company with any cash, securities (including, without limitation, any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities (collectively, “Unpermitted Compensation Arrangements”).

5. Press Release. Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard nor the Starboard Appointee shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the Party.

6. Specific Performance. Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expenses. The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal fees) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to its Schedule 13D filings, its preparation and delivery of the Nomination Letter, and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $400,000 in the aggregate.

8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Attention:       Scott C. Taylor

Executive Vice President, General Counsel and Secretary

Email:            Scott_Taylor@symantec.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street – 12th Floor

San Francisco, CA 94104

Attention:       Gordon K. Davidson

Douglas N. Cogen

E-mail:           gdavidson@fenwick.com

dcogen@fenwick.com

If to Starboard or any member thereof:

Starboard Value LP

777 Third Avenue, 18th Floor

New York, NY 10017

Attention:       Peter Feld

Email:            pfeld@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:       Steve Wolosky

Andrew Freedman

Email:            swolosky@olshanlaw.com

afreedman@olshanlaw.com

10. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12. Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives; provided, however, if the Starboard Appointee is a Starboard partner or employee, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by the Starboard Appointee that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, stockholders, agents, attorneys or representatives (“Opposition Statements”), shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any obligations of confidentiality as a director that may otherwise apply) except that any Opposition Statement will only speak to a matter that has been made public by the Company; provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

13. Confidentiality. That certain amended and restated letter agreement, dated September 16, 2018 (the “NDA”), by and among the Company and Starboard, shall continue in full force and effect.

14. Securities Laws. Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement and the NDA contain the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. The term “including” shall be deemed to be followed by the words “without limitation.” This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 6, 8, 9, 10, 13, 14 and 15, which shall survive such termination; provided, however, that either Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

COMPANY:

SYMANTEC CORPORATION

By:	/s/ Scott C. Taylor
Name: Scott C. Taylor
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Agreement]

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By:	Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP, its general partner

STARBOARD VALUE R LP

By:	Starboard Value R GP LLC, its general partner

STARBOARD LEADERS TANGO LLC

By:	Starboard Value A LP, its managing member

STARBOARD LEADERS FUND LP

By:	Starboard Value A LP, its general partner

STARBOARD LEADERS SELECT VI LP

By:	Starboard Leaders Select VI GP LLC, its general partner

STARBOARD VALUE A LP

By:	Starboard Value A GP LLC, its general partner

STARBOARD VALUE LP

By:	Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC

By:	Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP

[Signature Page to Agreement]

By:	Starboard Principal Co GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE A GP LLC

STARBOARD VALUE R GP LLC

STARBOARD LEADERS SELECT VI GP LLC

By:	/s/ Peter A. Feld
Name: Peter A. Feld
Title: Authorized Signatory

[Signature Page to Agreement]

EXHIBIT A

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD LEADERS TANGO LLC

STARBOARD VALUE R GP LLC

STARBOARD LEADERS FUND LP

STARBOARD VALUE A LP

STARBOARD VALUE A GP LLC

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

STARBOARD LEADERS SELECT VI GP LLC

STARBOARD LEADERS SELECT VI LP

JEFFREY C. SMITH

MARK R. MITCHELL

PETER A. FELD

A-1

EXHIBIT B

Press Release

(see attached)

B-1